Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE    IMMEDIATELY
August 2, 2017

Deltic Announces Second Quarter 2017 Results

EL DORADO, AR - Deltic Timber Corporation (NYSE-DEL), a natural resources company, today announced financial results for the second quarter of 2017.

Second Quarter 2017 Highlights

•	Net sales totaled $55.4 million, versus $56.8 million for second quarter 2016.

•	Net income was $2.7 million, or $.22 per diluted share, versus net income of $4.2 million, or $.35 per diluted share, for the same period of 2016.

Financial results for the second quarter of 2017 benefited from increased operating income in Woodlands and lower corporate general and administrative expenses. However, overall the quarter was lower than the previous year due to reduced operating rates in Manufacturing resulting from ongoing capital improvement and maintenance projects. In addition, we repaid $6 million of debt on our revolving credit facility during the second quarter of 2017.

“Deltic continues to make progress to sharpen our focus on relentless execution and increase shareholder value,” commented John D. Enlow, Deltic’s President and Chief Executive Officer. “The Woodlands segment continued to see favorable sawlog demand and benefited from increased pulpwood and chip-n-saw harvests, despite the impact of wet weather conditions in our operating areas during the quarter. Pricing across pulpwood and chip-n-saw grades remained relatively stable, with modest increases in sawlog pricing compared to the same quarter last year. In Manufacturing, our average sales price for lumber sold increased five percent with continued favorable demand. As expected, the medium density fiberboard (“MDF”) plant continued to be adversely impacted during the second quarter 2017 due to worn press chains, which are scheduled to be replaced in August of this year. MDF demand remained strong, with sales mix affected by less thin board production because of current press operational constraints. In our Real Estate segment, we had strong demand for the residential lot offering in our Wildwood development with 69 lots placed under contract, and all are scheduled to close by end of third quarter. We expect to have an additional 104 lots available at various price points in the Chenal Valley and Wildwood developments during the second half of 2017. We also sold a 7.9-acre commercial site during the quarter and remain encouraged by increased interest in our commercial properties.

“We made significant progress during the quarter evaluating Deltic’s assets, competitive position, and market risks and opportunities and are now assessing a comprehensive range of strategic alternatives. We remain committed to developing and communicating in a timely fashion a strategic direction that is laser focused on achieving strong operational performance, driving shareholder value and delivering best-in-class returns.”

Woodlands Segment
Second Quarter 2017 Highlights

•	Harvested 201,168 tons of pine sawtimber, 1% below Q2 2016

•	Pine sawtimber prices averaged $28/ton, $1/ton above previous year quarter

•	Harvested 122,720 tons of pine pulpwood, 31% above Q2 2016

•	Pine pulpwood prices averaged $8 ton, no change from previous year quarter

•	Sold 20 acres timberland for $15,000/acre versus 9 acres at $4,400/acre Q2 2016

Woodlands Segment Financial Results

($ in millions)	Q2 2017	Q2 2016	Q1 2017
Segment net sales	$10.2	9.5	10.9
Segment operating income	$5.0	4.4	5.2

Woodlands segment operating income increased in second quarter of 2017 compared to second quarter 2016 principally due to $1/ton higher average sawtimber prices, sale of 20 acres of higher and better use timberland, and higher pulpwood harvests, partially offset by modestly lower sawtimber volumes. Wet weather constrained sawtimber harvests in key operating areas during the quarter while market demand remained stable. The increase in volume of pine pulpwood sold was mainly due to the mix of timber on the tracts harvested, and timing of prior-year timber deed sales.

Manufacturing Segment

Second Quarter 2017 Highlights

•	Sold 66.9 million board feet of lumber, 4% below Q2 2016

•	Lumber prices averaged $17/MBF higher than Q2 2016

•	Sold 26.1 million square feet of MDF, 6% below Q2 2016

•	MDF prices averaged $5/MSF lower than Q2 2016 due to product mix

Manufacturing Segment Financial Results

($ in millions)	Q2 2017	Q2 2016	Q1 2017
Segment net sales	$45.5	47.3	47.0
Segment operating income	$4.0	7.0	4.0

Manufacturing segment operating income decreased in second quarter 2017 compared to second quarter 2016, principally as a result of higher operating expenses in lumber and MDF due to increased downtime, lower lumber and MDF sales volumes, and lower MDF prices due to less thin board mix, partially offset by higher average prices for lumber. The Ola sawmill large log line modernization was completed in May resulting in five weeks at reduced run rates, with optimization efforts affecting production for the remainder of the quarter. The Waldo sawmill also incurred one week of scheduled downtime for upgrades to its primary breakdown system. The MDF plant’s performance was unfavorably impacted in the second quarter 2017 compared to previous year quarter due to higher maintenance costs and operating expenses caused by unscheduled maintenance downtime to perform press belt and chain repairs necessary to maintain production until its planned shutdown in August for press chain and a belt replacement.

Real Estate Segment

Second Quarter 2017 Highlights

•	Sold 4 residential lots compared to 22 lots in Q2 2016

•	Residential lots averaged $65,000/lot, down 28% from Q2 2016 due to mix

•	Sold 7.9 acre commercial site for $3.1 million

•	Placed 69 residential lots under contract averaging $62,000/lot, expected to close by end of Q3

Real Estate Segment Financial Results

($ in millions)	Q2 2017	Q2 2016	Q1 2017
Segment net sales	$5.4	5.7	1.3
Segment operating income/(loss)	$1.8	1.8	(.9)

Real Estate segment operating income was unchanged in the second quarter of 2017 compared to second quarter 2016 due to higher commercial acreage revenues, partially offset by fewer residential lot sales with lower average pricing. The decrease in the average sales price per lot was due to the mix of lots sold during the respective periods.

Corporate Segment General and Administrative Expense, Interest Expense, and Income Tax Expense

Corporate segment general and administrative expense was $4.3 million, compared to $4.7 million for the same period of 2016. Interest expense in 2017’s second quarter was $2 million compared to $2.2 million for the same period of 2016. The decrease in interest expense was primarily due to lower average interest rates. In addition, during the second quarter of 2017 Deltic repaid $6 million of debt. Income tax expense in the second quarter of 2017 was $1.7 million, compared to a $1.9 million in the prior-year’s second quarter.

Capital Expenditures

Capital expenditures were $6.3 million in the second quarter 2017 compared to $10.3 million for the second quarter of 2016. There were no timberland acquisition expenditures in the second quarter of 2017 compared to timberland acquisition expenditures of $.6 million during the same period of 2016.

Outlook

Regarding the outlook for the third quarter and full year of 2017, Deltic currently anticipates the pine sawtimber harvest to be 260,000 to 280,000 tons and 765,000 to 790,000 tons, respectively, depending on weather conditions. Finished lumber sales volume is estimated to be 75 to 85 million board feet for the third quarter of 2017 and 290 to 315 million board feet for full-year 2017. MDF sales volume for the third quarter and year of 2017 is forecast to be 15 to 25 million square feet and 90 to 115 million square feet, respectively. Actual sales volumes for both finished lumber and MDF are dependent upon market conditions. MDF operating costs in third quarter of 2017 are expected to be impacted by scheduled maintenance downtime for replacement of press chains and a belt. Residential lot sales are projected at 60 to 70 lots and 130 to 150 lots for the third quarter and full year of 2017, respectively. Commercial acreage within Chenal Valley continues to receive increased interest, with negotiations currently surrounding several tracts. However, due to the volatile nature of commercial real estate transactions and significant number of factors involved, it is difficult to anticipate future closings.

Forward-Looking Statements

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the federal securities laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing and volumes produced, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Conference Call Details

Deltic will hold a conference call on Thursday, August 3, 2017, at 10:00 a.m. Central Time to discuss second quarter 2017 earnings. Interested parties may participate in the call by dialing 1-800-446-1671 and referencing participant passcode identification number 45260771. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, August 17, 2017, by dialing 1-888-843-7419 and referencing replay passcode identification number 45260771.

Summary financial data and operating statistics for the second quarter of 2017 with comparisons to 2016 are contained in the attached tables.

About Deltic
Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns approximately 530,000 acres of timberland, operates two sawmills and a medium density fiberboard plant, and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana.

CONTACT:    Anna Torma
(870) 881-6463
ir@deltic.com

Deltic Timber Corporation
SEGMENT INFORMATION
(Preliminary and Unaudited)
(Millions of dollars)

	Three Months Ended		Three Months Ended
	June 30, 2017		June 30, 2016
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)

Woodlands	$10.2	5.0	9.5	4.4
Manufacturing	45.5	4.0	47.3	7.0
Real Estate	5.4	1.8	5.7	1.8
Corporate	—	(4.3)	—	(4.7)
Eliminations	(5.7)	(.2)	(5.7)	(.2)
Total net sales/operating income	$55.4	6.3	56.8	8.3

	Six Months Ended		Six Months Ended
	June 30, 2017		June 30, 2016
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)

Woodlands	$21.1	10.2	20.0	9.7
Manufacturing	92.5	8.0	91.1	10.3
Real Estate	6.7	.9	7.9	1.2
Corporate	—	(8.8)	—	(9.4)
Eliminations	(11.7)	—	(11.6)	(.3)
Total net sales/operating income	$108.6	10.3	107.4	11.5

Deltic Timber Corporation
CONSOLIDATED STATEMENTS OF INCOME
(Preliminary and Unaudited)
(Thousands of dollars, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net sales	$55,353	56,705	108,568	107,329

Costs and expenses
Cost of sales	37,842	37,877	75,040	74,389
Depreciation, amortization, and
cost of fee timber harvested	6,076	5,618	12,832	11,491
General and administrative expenses	5,206	4,982	10,470	10,004
Total costs and expenses	49,124	48,477	98,342	95,884

Operating income	6,229	8,228	10,226	11,445

Interest income	8	5	13	7
Interest and other debt expense, net
of capitalized interest	(1,972)	(2,181)	(3,579)	(4,877)
Other income	78	81	224	132

Income before income taxes	4,343	6,133	6,884	6,707

Income tax expense	(1,627)	(1,913)	(3,087)	(2,092)

Net income	$2,716	4,220	3,797	4,615

Earnings per common share
Basic	$.22	.35	.31	.38
Assuming dilution	$.22	.35	.31	.38

Dividends per common share declared	$.20	.20	.30	.30
Dividends per common share paid	$.10	.10	.20	.20

Weighted average common shares
outstanding (thousands)
Basic	12,071	11,974	12,066	12,013
Assuming dilution	12,111	12,032	12,121	12,078

Deltic Timber Corporation
CONSOLIDATED BALANCE SHEETS
(Preliminary and Unaudited)
(Thousands of dollars)

	June 30,	Dec. 31,
	2017	2016

Assets
Current assets
Cash and cash equivalents	$4,823	5,773
Trade accounts receivable, net of allowance	12,516	8,667
Inventories	11,776	12,228
Prepaid expenses and other current assets	1,977	3,334
Total current assets	31,092	30,002

Investment in real estate held for development and sale	60,297	59,111
Timber and timberlands - net	358,339	360,183
Property, plant, and equipment - net	103,537	102,890
Deferred charges and other assets	2,882	2,507

Total assets	$556,147	554,693

Liabilities and Stockholders' Equity
Current liabilities
Trade accounts payable	$7,965	8,583
Accrued taxes other than income taxes	2,953	2,052
Income tax payable	—	679
Deferred revenues and other accrued liabilities	10,104	8,508
Total current liabilities	21,022	19,822

Long-term debt	240,846	240,839
Deferred tax liabilities - net	1,452	1,744
Other noncurrent liabilities	40,660	41,095
Commitments and contingencies	—	—
Stockholders' equity
Cummulative perferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	90,164	89,090
Retained earnings	206,486	206,344
Treasury stock	(35,385)	(34,816)
Accumulated other comprehensive loss	(9,226)	(9,553)
Total stockholders' equity	252,167	251,193

Total liabilities and stockholders' equity	$556,147	554,693

Deltic Timber Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Preliminary and Unaudited)
(Thousands of dollars)

	Six Months Ended
	June 30,
	2017	2016
Operating activities
Net income	$3,797	4,615
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	12,832	11,491
Stock-based compensation expense	678	1,689
Deferred income taxes	1,391	614
Real estate development capital expenditures	(2,291)	(2,030)
Real estate costs recovered upon sale	862	1,889
Timberland costs recovered upon sale	18	6
Net increase in liabilities for pension and other postretirement benefits	124	1,170
Net decrease in deferred compensation for stock-based liabilities	—	(551)
(Increase)/decrease in operating working capital other
than cash and cash equivalents	(2,779)	853
Other - changes in assets and liabilities	243	279
Net cash provided by operating activities	14,875	20,025

Investing activities
Capital expenditures requiring cash, excluding real estate development	(12,469)	(18,160)
Timberland acquisition expenditures requiring cash	—	(719)
Net change in purchased stumpage inventory	(180)	(2,089)
Net change in funds held by trustee	(295)	1
Other - net	311	221
Net cash required by investing activities	(12,633)	(20,746)

Financing activities
Proceeds from borrowings	6,000	24,000
Repayments of notes payable and long-term debt	(6,000)	(7,000)
Treasury stock purchases	(262)	(15,174)
Common stock dividends paid	(2,437)	(2,429)
Proceeds from stock option exercises	90	256
Excess tax provisions from stock-based compensation expense	—	(97)
Other - net	(583)	(765)
Net cash required by financing activities	(3,192)	(1,209)

Net decrease in cash and cash equivalents	(950)	(1,930)
Cash and cash equivalents at January 1	5,773	5,429

Cash and cash equivalents at June 30	$4,823	3,499

Deltic Timber Corporation
OTHER DATA
(Preliminary and Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Thousands of dollars)	2017	2016	2017	2016
Capital expenditures
Woodlands	$908	760	2,228	2,214
Manufacturing	4,023	8,194	9,248	14,655
Real Estate (includes development
expenditures)	1,418	1,359	2,504	2,088
Corporate	32	40	162	65
Total capital expenditures	$6,381	10,353	14,142	19,022

Timberland acquisition expenditures	$—	598	—	719

Woodlands
Pine sawtimber harvested from
fee lands - tons	201,168	203,773	412,224	409,381
Pine sawtimber price - per ton	$28	27	28	28

Chip-n-saw pulpwood harvested from
fee lands - tons	11,435	9,504	37,881	19,832
Chip-n-saw pulpwood price - per ton	$16	17	17	17

Pine pulpwood harvested from
fee lands - tons	122,720	93,624	215,741	243,566
Pine pulpwood price - per ton	$8	8	8	8

Timberland sales - acres	20	8.84	27.88	8.84
Timberland sales price - per acre	$15,000	4,426	11,551	4,426

Manufacturing
Finished lumber sales -
thousands of board feet	66,910	69,945	139,439	141,470
Finished lumber price -
per thousand board feet	$388	371	380	354
Finished MDF sales - (3/4 inch basis)
thousands of square feet	26,128	27,708	52,174	53,677
Finished MDF price - (3/4 inch basis)
per thousand square feet	$556	561	555	554

Real Estate
Residential
Lots sold	4	22	5	28
Average sales price - per lot	$65,000	90,000	62,000	89,000

Commercial
Acres sold	7.90	10.8	7.90	10.8
Average sales price - per acre	$392,000	152,000	392,000	152,000